EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-111469 of DIRECTV Group, Inc. on Form S-8 of our report dated May 23, 2006, relating to the financial statements and supplemental schedule appearing in this Annual Report on Form 11-K of the DIRECTV Thrift and Savings Plan for the year ended November 30, 2005.

/s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Los Angeles, California
May 23, 2006